                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): AUGUST 10, 2000
                                                  ---------------


                        ADVANCED ENERGY INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


         DELAWARE                     000-26966                84-0846841
--------------------------------------------------------------------------------
(State or Other Jurisdiction   (Commission File Number)       (IRS Employer
      of Incorporation)                                     Identification No.)


1625 SHARP POINT DRIVE, FORT COLLINS, COLORADO                 80525
--------------------------------------------------------------------------------
  (Address of Principal Executive Offices)                    (Zip Code)


Registrant's telephone number, including area code:       (970) 221-4670
                                                   -----------------------------


                                       N/A
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5. OTHER EVENTS.

        On April 6, 2000, Advanced Energy acquired Noah Holdings, Inc. by issuing approximately 687,000 shares of its common stock and assuming stock options to purchase approximately 40,000 shares of Advanced Energy's common stock. The merger constituted a tax-free reorganization in which Noah Holdings, Inc. became a wholly owned subsidiary of Advanced Energy. The merger has been accounted for as a pooling of interests. Accordingly, the prior period consolidated financial statements for 1995 through 1999 have been restated to include Noah Holdings, Inc., as though it had always been part of Advanced Energy. Such audited restated financial statements for Advanced Energy as of December 31, 1999 and 1998, and for the three years in the period ended December 31, 1999 are set forth herein.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                        PAGE
                                                                                                        ----
Report of Arthur Andersen LLP, Independent Public Accountants .....................................       2
Report of KPMG LLP, Independent Public Accountants ................................................       3
Consolidated Balance Sheets as of December 31, 1999 and 1998 ......................................       4
Consolidated Statement of Operations for the Years Ended December 31, 1999, 1998 and 1997 .........       6
Consolidated Statement of Stockholders' Equity for the Years Ended December 31, 1999, 1998 and 1997       7
Consolidated Statement of Cash Flows for the Years Ended December 31, 1999, 1998 and 1997 .........       8
Notes to Consolidated Financial Statements ........................................................       9
Schedule II - Valuation and Qualifying Accounts ...................................................      24

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Advanced Energy Industries, Inc.:


We have audited the accompanying consolidated balance sheets of Advanced Energy Industries, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits. The consolidated financial statements give retroactive effect to the mergers of the Company with both Noah Holdings, Inc. and RF Power Products, Inc., which have been accounted for as pooling of interests as described in Notes 3 and 19 to the consolidated financial statements. We did not audit the consolidated statements of operations, shareholders' equity and cash flows of RF Power Products, Inc. for the year ended November 30, 1997 (the previous year-end of RF Power Products, Inc. - see Note 3), which statements reflect total revenues of 18% of the related consolidated totals for the year ended December 31, 1997. These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to amounts included for RF Power Products, Inc., is based solely upon the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Energy Industries, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule attached to the consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                            ARTHUR ANDERSEN LLP


Denver, Colorado
February 8, 2000 (except with respect to the matters discussed in Notes 1 and 19, as to which the date is July 24, 2000).

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors and Shareholders
RF Power Products, Inc.:


We have audited the consolidated statement of income, shareholders' equity, and cash flows of RF Power Products, Inc. and subsidiary for the year ended November 30, 1997 (not separately presented herein). In connection with our audit of these consolidated financial statements, we also have audited the related consolidated financial statement schedule (not separately presented herein). These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations of RF Power Products, Inc. and subsidiary and their cash flows for the year ended November 30, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                            KPMG LLP

Philadelphia, Pennsylvania
January 16, 1998

                ADVANCED ENERGY INDUSTRIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                                              DECEMBER 31,
                                                                                         ----------------------
                                                                                           1999          1998
                                                                                         --------      --------
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents .......................................................      $ 20,303      $ 12,325
  Marketable securities - trading .................................................       186,440        15,839
  Accounts receivable --
     Trade (less allowances for doubtful accounts of approximately
       $577 and $622 at December 31, 1999 and 1998, respectively) .................        42,940        15,238
     Related parties ..............................................................            32           221
     Other ........................................................................         1,787           542
  Income tax receivable ...........................................................         1,353         3,658
  Inventories .....................................................................        26,456        22,351
  Other current assets ............................................................         1,707           796
  Deferred income tax assets, net .................................................         3,668         4,577
                                                                                         --------      --------
          Total current assets ....................................................       284,686        75,547
                                                                                         --------      --------



PROPERTY AND EQUIPMENT, at cost, net of accumulated
  depreciation of $18,256 and $14,524 at December 31,
  1999 and 1998, respectively .....................................................        17,295        15,961
                                                                                         --------      --------



OTHER ASSETS:
  Deposits and other ..............................................................           535         1,007
  Goodwill and intangibles, net of accumulated amortization of $3,021 and $1,505 at
     December 31, 1999 and 1998, respectively .....................................         9,783         8,586
  Demonstration and customer service equipment, net of
     accumulated depreciation of $2,235 and $1,743 at December 31,
     1999 and 1998, respectively ..................................................         2,352         2,505
  Deferred debt issuance costs, net ...............................................         4,410            --
                                                                                         --------      --------
                                                                                           17,080        12,098
                                                                                         --------      --------
          Total assets ............................................................      $319,061      $103,606
                                                                                         ========      ========


The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                ADVANCED ENERGY INDUSTRIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                                                DECEMBER 31,
                                                                                          ------------------------
                                                                                            1999           1998
                                                                                          ---------      ---------
                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable trade ...........................................................      $  15,072      $   6,228
  Accrued payroll and employee benefits ............................................          7,448          3,054
  Other accrued expenses ...........................................................          2,759          3,258
  Customer deposits ................................................................            804             66
  Accrued income taxes payable .....................................................          1,266            567
  Capital lease obligations, current portion .......................................            100            123
  Notes payable, current portion ...................................................          2,383            330
  Accrued interest payable on convertible subordinated notes .......................            886             --
                                                                                          ---------      ---------
          Total current liabilities ................................................         30,718         13,626
                                                                                          ---------      ---------

LONG-TERM LIABILITIES:
  Capital lease obligations, net of current portion ................................             46            110
  Notes payable, net of current portion ............................................          1,217            677
  Convertible subordinated notes payable ...........................................        135,000             --
                                                                                          ---------      ---------
                                                                                            136,263            787
                                                                                          ---------      ---------
          Total liabilities ........................................................        166,981         14,413
                                                                                          ---------      ---------

COMMITMENTS AND CONTINGENCIES (Note 13)

MINORITY INTEREST ..................................................................            128             --
                                                                                          ---------      ---------

STOCKHOLDERS' EQUITY:
  Preferred stock, $0.001 par value, 1,000 shares
     authorized, none issued and outstanding .......................................             --             --
  Common stock, $0.001 par value, 40,000 and 30,000 shares authorized, respectively;
     28,881 and 27,060 shares issued and outstanding, respectively .................             29             27
  Additional paid-in capital .......................................................        106,694         60,483
  Retained earnings ................................................................         46,119         29,097
  Accumulated other comprehensive loss .............................................          (890)           (414)
                                                                                          ---------      ---------
          Total stockholders' equity ...............................................        151,952         89,193
                                                                                          ---------      ---------
          Total liabilities and stockholders' equity ...............................      $ 319,061      $ 103,606
                                                                                          =========      =========


The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                ADVANCED ENERGY INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                             YEARS ENDED DECEMBER 31,
                                                                     -----------------------------------------
                                                                       1999            1998             1997
                                                                     ---------       ---------       ---------
SALES .........................................................      $ 191,575       $ 130,336       $ 183,247
COST OF SALES .................................................        106,208          92,333         114,280
                                                                     ---------       ---------       ---------
  Gross profit ................................................         85,367          38,003          68,967
                                                                     ---------       ---------       ---------
OPERATING EXPENSES:
  Research and development ....................................         26,618          23,862          19,336
  Sales and marketing .........................................         17,628          14,246          12,258
  General and administrative ..................................         15,232          12,440          11,452
  Restructuring charge ........................................             --           1,000              --
  Merger costs ................................................             --           2,742              --
  Storm (recoveries) damages ..................................             --          (1,117)          2,700
  Purchased in-process research and development ...............             --              --           3,080
                                                                     ---------       ---------       ---------
    Total operating expenses ..................................         59,478          53,173          48,826
                                                                     ---------       ---------       ---------
INCOME (LOSS) FROM OPERATIONS .................................         25,889         (15,170)         20,141
                                                                     ---------       ---------       ---------
OTHER INCOME (EXPENSE):
  Interest income .............................................          2,140           1,111             582
  Interest expense ............................................         (1,415)           (306)           (527)
  Foreign currency gain .......................................          1,504             369              97
  Other, net ..................................................           (674)           (931)           (384)
                                                                     ---------       ---------       ---------
                                                                         1,555             243            (232)
                                                                     ---------       ---------       ---------
    Net income (loss) before income taxes and minority interest         27,444         (14,927)         19,909
PROVISION (BENEFIT) FOR INCOME TAXES ..........................         10,353          (3,790)          7,603
MINORITY INTEREST IN NET INCOME ...............................             69              --              --
                                                                     ---------       ---------       ---------
NET INCOME (LOSS) .............................................      $  17,022       $ (11,137)      $  12,306
                                                                     =========       =========       =========
BASIC EARNINGS (LOSS) PER SHARE ...............................      $    0.62       $   (0.41)      $    0.48
                                                                     =========       =========       =========
DILUTED EARNINGS (LOSS) PER SHARE .............................      $    0.59       $   (0.41)      $    0.46
                                                                     =========       =========       =========
BASIC WEIGHTED-AVERAGE COMMON SHARES
  OUTSTANDING .................................................         27,606          26,907          25,858
                                                                     =========       =========       =========
DILUTED WEIGHTED-AVERAGE COMMON
  SHARES OUTSTANDING ..........................................         28,834          26,907          26,637
                                                                     =========       =========       =========



The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                ADVANCED ENERGY INDUSTRIES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                                                                                            ADDITIONAL
                                                                    COMMON STOCK             PAID-IN       RETAINED
                                                                SHARES        AMOUNT         CAPITAL       EARNINGS
                                                              ---------      ---------      ---------      ---------
BALANCES, December 31, 1996 ............................         25,588      $      25      $  29,666      $  28,410
   Exercise of stock options for cash ..................            135             --            268             --
   Exercise of stock options in exchange for
    stockholders' notes receivable .....................             90             --            470             --
   Proceeds from stockholders' notes receivable ........             --             --             --             --
   Sale of common stock through employee
    stock purchase plan ................................              8             --            102             --
   Amortization of deferred compensation ...............             --             --             --             --
   Sale of common stock through public
    offering, net of approximately $2,276 of expenses ..          1,000              1         28,723             --
   Tax benefit related to shares acquired by employees
    under stock compensation plans .....................             --             --             29             --
   Comprehensive income:
   Equity adjustment from foreign
    currency translation ...............................             --             --             --             --
   Net income ..........................................             --             --             --         12,306
    Total comprehensive income .........................             --             --             --             --
                                                              ---------      ---------      ---------      ---------
BALANCES, December 31, 1997 ............................         26,821             26         59,258         40,716
   Exercise of stock options for cash ..................            219              1            727             --
   Proceeds from stockholders' notes receivable ........             --             --             --             --
   Sale of common stock through employee
    stock purchase plan ................................             20             --            133             --
   Amortization of deferred compensation ...............             --             --             --             --
   Tax benefit related to shares acquired by employees
    under stock compensation plans .....................             --             --            365             --
   Adjustment to conform year-end of merged entity .....             --             --             --           (482)
   Comprehensive loss:
   Equity adjustment from foreign
    currency translation ...............................             --             --             --             --
   Net loss ............................................             --             --             --        (11,137)
    Total comprehensive loss ...........................             --             --             --             --
                                                              ---------      ---------      ---------      ---------
BALANCES, December 31, 1998 ............................         27,060             27         60,483         29,097
   Exercise of stock options for cash ..................            490              1          4,147             --
   Sale of common stock through employee
    stock purchase plan ................................             22             --            345             --
   Issuance of common stock for acquisitions ...........            227             --          2,335             --
   Tax benefit related to shares acquired by employees
    under stock compensation plans .....................             --             --          1,422             --
   Sale of common stock through private and public
    offerings, net of approximately $2,448 of expenses .          1,070              1         37,826             --
   Issuance of common stock for services rendered ......             12             --            136             --
   Comprehensive income:
   Equity adjustment from foreign
    currency translation ...............................             --             --             --             --
   Net income ..........................................             --             --             --         17,022
    Total comprehensive loss ...........................             --             --             --             --
                                                              ---------      ---------      ---------      ---------
BALANCES, December 31, 1999 ............................         28,881      $      29      $ 106,694      $  46,119
                                                              =========      =========      =========      =========


                                                                                             ACCUMULATED
                                                              STOCKHOLDERS'                     OTHER            TOTAL
                                                                  NOTES         DEFERRED     COMPREHENSIVE    STOCKHOLDERS'
                                                                RECEIVABLE    COMPENSATION   (LOSS) INCOME       EQUITY
                                                                ---------       ---------       ---------       ---------
BALANCES, December 31, 1996 ............................        $  (1,161)      $     (82)      $    (500)      $  56,358
   Exercise of stock options for cash ..................               --              --              --             268
   Exercise of stock options in exchange for
    stockholders' notes receivable .....................             (470)             --              --              --
   Proceeds from stockholders' notes receivable ........            1,564              --              --           1,564
   Sale of common stock through employee
    stock purchase plan ................................               --              --              --             102
   Amortization of deferred compensation ...............               --              48              --              48
   Sale of common stock through public
    offering, net of approximately $2,276 of expenses ..               --              --              --          28,724
   Tax benefit related to shares acquired by employees
    under stock compensation plans .....................               --              --              --              29
   Comprehensive income:
   Equity adjustment from foreign
    currency translation ...............................               --              --            (192)             --
   Net income ..........................................               --              --              --              --
    Total comprehensive income .........................               --              --              --          12,114
                                                                ---------       ---------       ---------       ---------
BALANCES, December 31, 1997 ............................              (67)            (34)           (692)         99,207
   Exercise of stock options for cash ..................               --              --              --             728
   Proceeds from stockholders' notes receivable ........               67              --              --              67
   Sale of common stock through employee
    stock purchase plan ................................               --              --              --             133
   Amortization of deferred compensation ...............               --              34              --              34
   Tax benefit related to shares acquired by employees
    under stock compensation plans .....................               --              --              --             365
   Adjustment to conform year-end of merged entity .....               --              --              --            (482)
   Comprehensive loss:
   Equity adjustment from foreign
    currency translation ...............................               --              --             278              --
   Net loss ............................................               --              --              --              --
    Total comprehensive loss ...........................               --              --              --         (10,859)
                                                                ---------       ---------       ---------       ---------
BALANCES, December 31, 1998 ............................               --              --            (414)         89,193
   Exercise of stock options for cash ..................               --              --              --           4,148
   Sale of common stock through employee
    stock purchase plan ................................               --              --              --             345
   Issuance of common stock for acquisitions ...........               --              --              --           2,335
   Tax benefit related to shares acquired by employees
    under stock compensation plans .....................               --              --              --           1,422
   Sale of common stock through private and public
    offerings, net of approximately $2,448 of expenses .               --              --              --          37,827
   Issuance of common stock for services rendered ......               --              --              --             136
   Comprehensive income:
   Equity adjustment from foreign
    currency translation ...............................               --              --            (476)             --
   Net income ..........................................               --              --              --              --
    Total comprehensive loss ...........................               --              --              --          16,546
                                                                ---------       ---------       ---------       ---------
BALANCES, December 31, 1999 ............................        $      --       $      --       $    (890)      $ 151,952
                                                                =========       =========       =========       =========



The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                ADVANCED ENERGY INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                               YEARS ENDED DECEMBER 31,
                                                                                       -----------------------------------------
                                                                                         1999            1998           1997
                                                                                       ---------       ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss) .............................................................      $  17,022       $ (11,137)      $  12,306
  Adjustment for conforming year-end of merged entity ...........................             --            (482)             --
  Adjustments to reconcile net income (loss) to net cash provided by operating activities -
     Depreciation and amortization ..............................................          7,809           6,599           4,882
     Amortization of deferred debt issuance costs ...............................             81              --              --
     Minority interest ..........................................................             69              --              --
     Stock issued for services rendered .........................................            136              --              --
     Provision for deferred income taxes ........................................            909          (1,619)         (2,040)
     Amortization of deferred compensation ......................................             --              34              48
     Purchased in-process research and development ..............................             --              --           3,080
     (Gain) loss on disposal of property and equipment ..........................            (15)            120           1,046
     Earnings from marketable securities, net ...................................         (1,724)           (765)           (174)
     Writedown of LITMAS investment .............................................            322             600              --
     Changes in operating assets and liabilities -
        Accounts receivable-trade, net ..........................................        (27,542)         20,575         (13,289)
        Related parties and other receivables ...................................         (1,306)          1,473            (460)
        Inventories .............................................................         (4,105)         10,265         (11,511)
        Other current assets ....................................................           (169)          2,120          (1,334)
        Deposits and other ......................................................            291             (37)            777
        Demonstration and customer service equipment ............................           (563)         (1,034)           (641)
        Accounts payable trade ..................................................          8,632          (9,569)         10,687
        Accrued payroll and employee benefits ...................................          4,393          (2,596)          2,546
        Customer deposits and other accrued expenses ............................          1,124             592             699
        Income taxes payable/receivable, net ....................................          4,426          (5,825)          1,040
                                                                                       ---------       ---------       ---------
          Net cash provided by operating activities .............................          9,790           9,314           7,662
                                                                                       ---------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities .............................................       (170,805)         (1,000)        (20,000)
  Sale of marketable securities .................................................          1,928           6,100              --
  Purchase of property and equipment, net .......................................         (6,878)         (5,292)         (7,542)
  Purchase of LITMAS, net of cash acquired ......................................           (175)         (1,000)             --
  Acquisition of assets of Fourth State Technology, Inc. ........................             --          (2,500)             --
  Acquisition of Tower Electronics, Inc., net of cash acquired ..................             --              --         (12,995)
                                                                                       ---------       ---------       ---------
          Net cash used in investing activities .................................       (175,930)         (3,692)        (40,537)
                                                                                       ---------       ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable ...................................................          3,304           2,201          15,828
  Repayment of notes payable and capital lease obligations ......................         (1,539)         (8,745)        (13,813)
  Proceeds from convertible debt, net ...........................................        130,509              --              --
  Sale of common stock, net of expenses .........................................         37,827              --          28,724
  Sale of common stock through employee stock purchase plan .....................            345             133             102
  Proceeds from exercise of stock options and warrants ..........................          4,148             728             268
  Proceeds from stockholders' notes receivable ..................................             --              67           1,564
                                                                                       ---------       ---------       ---------
     Net cash provided by (used in) financing activities ........................        174,594          (5,616)         32,673
                                                                                       ---------       ---------       ---------
EFFECT OF CURRENCY TRANSLATION ON CASH ..........................................           (476)            278            (192)
                                                                                       ---------       ---------       ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ................................          7,978             284            (394)
CASH AND CASH EQUIVALENTS, beginning of period ..................................         12,325          12,041          12,435
                                                                                       ---------       ---------       ---------
CASH AND CASH EQUIVALENTS, end of period ........................................      $  20,303       $  12,325       $  12,041
                                                                                       =========       =========       =========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING
  AND FINANCING ACTIVITIES:
     Tax benefit related to shares acquired by employees under stock option plans      $   1,422       $     365       $      29
                                                                                       =========       =========       =========
     Conversion of royalty payable to note payable ..............................      $     742       $      --       $      --
                                                                                       =========       =========       =========
     Note payable assumed in Tower acquisition ..................................      $      --       $      --       $   1,389
                                                                                       =========       =========       =========
     Exercise of stock options in exchange for stockholders' notes receivable ...      $      --       $      --       $     470
                                                                                       =========       =========       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest ........................................................      $     442       $     398       $     522
                                                                                       =========       =========       =========
  Cash paid for income taxes, net ...............................................      $   4,726       $   2,327       $   8,004
                                                                                       =========       =========       =========



The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                ADVANCED ENERGY INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




(1) COMPANY OPERATIONS

Advanced Energy Industries, Inc. (the "Company") was incorporated in Colorado in 1981 and reincorporated in Delaware in 1995. The Company is primarily engaged in the development and production of power conversion and control systems, which are used by manufacturers of semiconductors and in industrial thin film manufacturing processes. The Company owns 100% of each of the following subsidiaries: Advanced Energy Japan K.K. ("AE-Japan"), Advanced Energy Industries GmbH ("AE-Germany"), Advanced Energy Industries U.K. Limited ("AE-UK"), Advanced Energy Industries Korea, Inc. ("AE-Korea") and Advanced Energy Taiwan, Ltd. ("AE-Taiwan"). The Company also owns 100% of Advanced Energy Voorhees, Inc. ("AEV"), formerly RF Power Products, Inc. ("RFPP"), Tower Electronics, Inc. ("Tower") and Noah Holdings, Inc. ("Noah") and 56.5% of LITMAS. As discussed in Note 19, Noah was merged into the Company on April 6, 2000. The acquisition of Noah has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financials statements have been restated to include Noah as though it had always been part of the Company. AEV is a New Jersey-based designer and manufacturer of radio frequency power systems, matching networks and peripheral products primarily used by original equipment providers in the semiconductor capital equipment, commercial coating, flat panel display and analytical instrumentation markets. Tower is a Minnesota-based designer and manufacturer of custom, high-performance switchmode power supplies used principally in the telecommunications, medical and non-impact printing industries. Noah is a California-based manufacturer of solid state temperature control systems used to control process temperatures during semiconductor manufacturing. LITMAS is a start-up company that designs and manufactures plasma gas abatement systems and high-density plasma sources.

The Company continues to be subject to certain risks similar to other companies in its industry. These risks include significant fluctuations of quarterly operating results, the volatility of the semiconductor and semiconductor capital equipment industries, customer concentration within the markets the Company serves, manufacturing facilities risks, recent and potential future acquisitions, management of growth, supply constraints and dependencies, dependence on design wins, barriers to obtaining new customers, the high level of customized designs, rapid technological changes, competition, international sales risks, the Asian financial markets, intellectual property rights, governmental regulations, and the volatility of the market price of the Company's common stock. A significant change in any of these risk factors could have a material impact on the Company's business.


(2) SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION -- The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS -- For cash flow purposes, the Company considers all cash and highly liquid investments with an original maturity of 90 days or less to be cash and cash equivalents.

INVENTORIES -- Inventories include costs of materials, direct labor and manufacturing overhead. Inventories are valued at the lower of market or cost, computed on a first-in, first-out basis.

MARKETABLE SECURITIES - TRADING -- The Company has investments in marketable equity securities and municipal bonds, which have original maturities of 90 days or more. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the investments are classified as trading securities and reported at fair value with unrealized gains and losses included in earnings.

DEMONSTRATION AND CUSTOMER SERVICE EQUIPMENT -- Demonstration and customer service equipment are manufactured products utilized for sales demonstration and evaluation purposes. The Company also utilizes this equipment in its customer service function as replacement and loaner equipment to existing customers.

The Company depreciates the equipment based on its estimated useful life in the sales and customer service functions. The depreciation is computed based on a 3-year life.

PROPERTY AND EQUIPMENT -- Property and equipment is stated at cost. Additions, improvements, and major renewals are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred.

Depreciation is provided using straight-line and accelerated methods over three to ten years for machinery and equipment. Amortization of leasehold improvements and leased equipment is provided using the straight-line method over the life of the lease term or the life of the assets, whichever is shorter.

GOODWILL AND INTANGIBLES -- Goodwill and intangibles are recorded at the date of acquisition at their allocated cost. Amortization is provided over the estimated useful lives of approximately 7 years for both the goodwill and the intangible assets.

CONCENTRATIONS OF CREDIT RISK -- The Company's revenues generally are concentrated among a small number of customers, the majority of which are in the semiconductor capital equipment industry. The Company's foreign subsidiaries sales are primarily denominated in currencies other than the U.S. dollar (see
Note 14). The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

WARRANTY POLICY -- The Company estimates the anticipated costs of repairing products under warranty based on the historical average cost of the repairs. The Company offers warranty coverage for its systems for periods ranging from 12 to 24 months after shipment.

CUMULATIVE TRANSLATION ADJUSTMENT -- The functional currency for the Company's foreign operations is the applicable local currency.

The Company records a cumulative translation adjustment from translation of the financial statements of AE-Japan, AE-Germany, AE-Korea, AE-UK and AE-Taiwan. This equity account includes the results of translating balance sheet assets and liabilities at current exchange rates as of the balance sheet date, and the statements of operations and cash flows at the average exchange rates during the respective year.

The Company recognizes gain or loss on foreign currency transactions, which are not considered to be of a long-term investment nature. The Company recognized a gain on foreign currency transactions of $1,504,000, $369,000 and $97,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

REVENUE RECOGNITION -- The Company recognizes revenue when products are shipped.

INCOME TAXES -- The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, deferred tax assets and liabilities are recognized for temporary differences between the tax basis and financial reporting basis of assets and liabilities, computed at current tax rates. Also, the Company's deferred income tax assets include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets which it believes it will more likely than not fail to realize.

EARNINGS PER SHARE -- Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding during the period. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding (using the treasury stock method) if dilutive potential common shares had been issued. Basic and diluted EPS were the same for fiscal 1998 as the Company incurred losses from operations, therefore, making the effect of all potential common shares anti-dilutive.

COMPREHENSIVE INCOME (LOSS) -- SFAS No. 130, "Reporting Comprehensive Income," established rules for the reporting of comprehensive income (loss) and its components. Comprehensive income (loss) for the Company consists of net income
(loss) and foreign currency translation adjustments and is presented in the Consolidated Statement of Stockholders' Equity.

SEGMENT REPORTING -- SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," requires a public business enterprise to report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Management operates and manages its business of supplying power conversion and control systems as one operating segment, as their products have similar economic characteristics and production processes.

RECENT ACCOUNTING PRONOUNCEMENTS -- In June 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company is required to adopt SFAS No. 133, as amended by SFAS No. 137, in fiscal 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activity by requiring all derivatives to be recorded on the balance sheet as either an asset or liability and measured at their fair value. Changes in the derivative's fair value will be recognized currently in earnings unless specific hedging accounting criteria are met. SFAS No. 133 also establishes uniform hedge accounting criteria for all derivatives. The Company does not believe that the adoption of SFAS No. 133 will have a material impact on the consolidated financial statements.

In December 1999 the staff of the Securities and Exchange Commission issued its Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition." SAB No. 101 provides guidance on the measurement and timing of revenue recognition in financial statements of public companies. Changes in accounting policies to apply the guidance of SAB No. 101 must be adopted by recording the cumulative effect of the change in the fiscal quarter ending December 31, 2000. Management does not believe that the adoption of SAB No. 101 will have a material effect on the Company's financial position or results of operations.

ESTIMATES AND ASSUMPTIONS -- The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

ASSET IMPAIRMENTS -- The Company reviews its long-lived assets and certain identifiable intangibles to be held and used by the Company for impairment whenever events or changes in circumstances indicate their carrying amount may not be recoverable. In so doing, the Company estimates the future net cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized to reduce the asset to its estimated fair value. Otherwise, an impairment loss is not recognized. Long-lived assets and certain identifiable intangibles to be disposed of, if any, are reported at the lower of carrying amount or fair value less cost to sell.

(3) ACQUISITIONS

OTHER INTANGIBLES -- During 1999 the Company acquired various intangible assets, primarily a license agreement and patents, by issuing approximately 214,000 shares of its common stock valued at $1,950,000. The entire purchase price was allocated to other intangibles and is being amortized over a seven-year useful life.

LITMAS -- During 1998 the Company acquired a 29% ownership interest in LITMAS, a privately held, North Carolina-based start-up company that designs and manufactures plasma gas abatement systems and high-density plasma sources. The purchase price consisted of $1 million in cash. On October 1, 1999, the Company acquired an additional 27.5% interest in LITMAS for an additional $560,000. The purchase price consisted of approximately 13,000 shares of the Company's common stock valued at $385,000 and $175,000 in cash. The acquisition was accounted for using the purchase method of accounting and resulted in $523,000 allocated to intangible assets as goodwill. The results of operations of LITMAS are included within the accompanying consolidated financial statements from the date the controlling interest of 56.5% was acquired.

AEV -- On October 8, 1998, AEV (formerly RF Power Products, Inc.), a New Jersey-based designer and manufacturer of radio frequency power systems, matching networks and peripheral products primarily for original equipment providers in the semiconductor capital equipment, commercial coating, flat panel display and analytical instrumentation markets, was merged with a wholly owned subsidiary of the Company. The Company issued approximately 4 million shares of its common stock to the former shareholders of AEV. Each share of AEV common stock was exchanged for 0.3286 of one share of the Company's common stock. In addition, outstanding AEV stock options were converted at the same exchange factor into options to purchase approximately 148,000 shares of the Company's common stock.

The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined balance sheet, statements of operations and cash flows of AEV as though it had always been part of the Company. AEV's year-end was November 30, and therefore, the combined statements of operations and cash flows for fiscal 1997 include AEV's results for the year ended November 30, 1997.

AEV's operating results for the month of December 1998 are not reflected in the accompanying consolidated statement of operations. This is due to changing AEV's year-end from November 30 to December 31 to conform to the Company's year-end. AEV's month of December 1998 operating results were revenues of approximately $723,000 and a net loss of $482,000, which has been charged directly to retained earnings in order to report only twelve months' operating results. In connection with the merger, the Company recorded in the fourth quarter of 1998 a charge to operating expenses of $2,742,000 for direct merger-related costs. There were no transactions between the Company and AEV prior to the combination, and immaterial adjustments were recorded to conform AEV's accounting policies. Certain reclassifications were made to conform the AEV financial statements to the Company's presentations. The results of operations for the separate companies and combined amounts presented in the consolidated financial statements follow. These amounts also include the acquisition of Noah discussed in Note 19.

                                                                   YEARS ENDED DECEMBER 31,
                                                                  -------------------------
                                                                    1998             1997
                                                                  ---------       ---------
                                                                       (IN THOUSANDS)
Sales:
  Pre-AEV merger
    Advanced Energy ........................................      $  86,289       $ 141,923
    AEV ....................................................         18,436          33,835
  Post-AEV merger ..........................................         19,973              --
  Noah (see Note 19) .......................................          5,638           7,489
                                                                  ---------       ---------
     Consolidated ..........................................      $ 130,336       $ 183,247
                                                                  =========       =========

Net (loss) income:
  Pre-AEV merger
    Advanced Energy ........................................      $  (2,748)      $  10,362
    AEV ....................................................         (3,859)          1,694
  Post-AEV merger ..........................................           (168)             --
  Merger costs .............................................         (2,742)             --
  Noah (see Note 19) .......................................         (1,620)            250
                                                                  ---------       ---------
     Consolidated ..........................................      $ (11,137)      $  12,306
                                                                  =========       =========

FST -- Effective September 3, 1998, the Company acquired substantially all of the assets of Fourth State Technology, Inc. ("FST"), a privately held, Texas-based designer and manufacturer of process controls used to monitor and analyze data in the RF process. The purchase price consisted of $2.5 million in cash, assumption of a $113,000 liability, and an earn-out provision which is based on profits over a twelve-quarter period beginning October 1, 1998. Approximately $2.6 million of the initial purchase price was allocated to intangible assets. During the fourth quarter of 1999, the Company accrued $240,000 to intangible assets as a result of the earn-out provision being met during the fifth quarter period. The results of operations of FST are included within the accompanying consolidated financial statements from the date of acquisition.

TOWER -- Effective August 15, 1997, the Company acquired all of the outstanding stock of Tower, a Minnesota-based designer and manufacturer of custom, high-performance switchmode power supplies used principally in the telecommunications, medical and non-impact printing industries. The purchase price consisted of $14.5 million in cash and a $1.5 million non-interest-bearing promissory note to the seller (the "Note"), which was paid in full during August 1998. Total consideration, including the effect of imputing interest on the Note, equaled $15,889,000. The acquisition was accounted for using the purchase method of accounting and resulted in a one-time charge of $3,080,000 for in-process research and development costs acquired as a result of the transaction. Acquisition costs totaled approximately $209,000.

The purchase price was allocated to the net assets of Tower as summarized below:


                                                               (In thousands)
                                                               --------------
Cash and cash equivalents ..................................      $  1,714
Accounts receivable ........................................         2,555
Inventories ................................................         2,691
Deferred tax asset .........................................            57
Fixed assets ...............................................           280
Goodwill ...................................................         7,490
Purchased in-process research and development ..............         3,080
Other assets ...............................................            39
Accounts payable ...........................................        (1,292)
Accrued liabilities ........................................          (516)
                                                                  --------
                                                                  $ 16,098
                                                                  ========


The purchase agreement included a contingent purchase price based on Tower exceeding a certain sales level in 1998. No additional purchase price was recorded during 1998 as the sales level was not achieved.

The results of operations of Tower are included within the accompanying consolidated financial statements from the date of acquisition.

(4) PUBLIC OFFERINGS OF COMMON STOCK

In October 1997 the Company closed on an offering of its common stock. In connection with the offering, 1,000,000 shares of common shares were sold at a price of $31 per share, providing gross proceeds of $31,000,000, less $2,276,000 in offering costs.

In November 1999 the Company closed on an additional offering of its common stock. In connection with the offering, 1,000,000 shares of common shares were sold at a price of $39 per share, providing gross proceeds of $39,000,000, less $2,448,000 in offering costs.




(5) MARKETABLE SECURITIES - TRADING

MARKETABLE SECURITIES - TRADING are reported at their fair value and consisted of the following:

                                                   DECEMBER 31,
                                              ----------------------
                                                1999          1998
                                              --------      --------
                                                  (IN THOUSANDS)
Commercial paper .......................      $118,894      $ 12,290
Municipal bonds and notes ..............        67,453         2,815
Mutual funds ...........................            93           734
                                              --------      --------
                                              $186,440      $ 15,839
                                              ========      ========

These marketable securities have original costs of $185,069,000 and $14,900,000 as of December 31, 1999 and 1998, respectively.


(6) ACCOUNTS RECEIVABLE - TRADE

ACCOUNTS RECEIVABLE - TRADE consisted of the following:

                                                    DECEMBER 31,
                                              -----------------------
                                                1999           1998
                                              --------       --------
                                                  (IN THOUSANDS)
Domestic ...............................      $ 20,126       $  8,708
Foreign ................................        23,391          7,152
Allowance for doubtful accounts ........          (577)          (622)
                                              --------       --------
                                              $ 42,940       $ 15,238
                                              ========       ========


(7) INVENTORIES

INVENTORIES consisted of the following:

                                                  DECEMBER 31,
                                              --------------------
                                                1999         1998
                                              -------      -------
                                                 (IN THOUSANDS)
Parts and raw materials ................      $17,512      $13,778
Work in process ........................        2,526        2,115
Finished goods .........................        6,418        6,458
                                              -------      -------
                                              $26,456      $22,351
                                              =======      =======

(8) PROPERTY AND EQUIPMENT

PROPERTY AND EQUIPMENT consisted of the following:

                                                                        DECEMBER 31,
                                                                  -----------------------
                                                                    1999          1998
                                                                  --------       --------
                                                                      (IN THOUSANDS)
Machinery and equipment ....................................      $ 17,762       $ 14,704
Computers and communication equipment ......................         8,868          7,435
Furniture and fixtures .....................................         3,637          3,679
Vehicles ...................................................           161            179
Leasehold improvements .....................................         5,123          4,488
                                                                  --------       --------
                                                                    35,551         30,485
Less - accumulated depreciation ............................       (18,256)       (14,524)
                                                                  --------       --------
                                                                  $ 17,295       $ 15,961
                                                                  ========       ========


(9) NOTES PAYABLE

                                                             DECEMBER 31,
                                                         ---------------------
                                                           1999         1998
                                                         -------       -------
                                                             (IN THOUSANDS)
Revolving line of credit of $30,000,000,
 expiring December 7, 2000, interest at bank's
 prime rate minus 1.25% or the LIBOR 360-day rate
 plus 150 basis points, (average 2.06848% during
 1999, 2.02857% at December 31, 1999). This line
 includes $20,000,000 available for general use,
 with an option to convert up to $10,000,000 to a
 three-year term loan; additional advances up to
 $5,000,000 each for Optional Currency Rate
 Advances and Foreign Exchange Contracts
 Borrowing base consists of the sum of 80% of
 eligible accounts receivable plus the lesser of
 20% of eligible inventory or $5,000,000. Loan
 covenants provide certain financial restrictions
 related to working capital, leverage, net worth,
 payment and declaration of dividends and
 profitability ....................................      $ 1,958       $    --


Revolving line of credit of $1,875,000, expiring
 July 6, 2000, interest at bank's prime rate plus
 3.5% (minimum 12% plus 1% discount rate). Loan
 is secured by a Certificate of Deposit, certain
 accounts receivable, inventory, equipment and
 intangibles, and is guaranteed by a stockholder.
 Agreement provides for an early termination fee
 of $30,000 if the line is terminated prior to
 maturity .........................................          241           230

Note payable, shareholder (see Note 15) ...........          447           447

Note payable, royalties, with interest at 7%,
 with monthly payments ranging from $5,000 to
 $15,000, including interest, due July 2002
 The note is unsecured ............................          738            --

Note payable, other ...............................           --            14

Note payable to the New Jersey Economic Development
 Authority, with interest at 5%, principal and
 interest due monthly, matures January 2002 and
 secured by machinery and equipment ...............          216           316
                                                         -------       -------
                                                           3,600         1,007
      Less -- current portion .....................       (2,383)         (330)
                                                         -------       -------
                                                         $ 1,217       $   677
                                                         =======       =======


(10) CONVERTIBLE SUBORDINATED NOTES PAYABLE

In November 1999 the Company issued $135 million of convertible subordinated notes payable at 5.25%. These notes mature November 15, 2006, with interest payable on May 15th and November 15th each year beginning May 15, 2000. Net proceeds to the Company were approximately $130.5 million, after deducting $4.5 million of offering costs, which have been capitalized and are being amortized over a period of 7 years. Holders of the notes may convert the notes at any time into shares of the Company's common stock, at $49.53 per share. The Company may convert the notes on or after November 19, 2002 at a redemption price of 103.00% times the principal amount, and may convert at successively lesser amounts thereafter until November 15, 2006, at which time the Company may convert at a redemption price equal to the principal amount. At December 31, 1999, $886,000 of interest expense was accrued as a current liability.

(11) INCOME TAXES

For the years ended December 31, 1999, 1998 and 1997, the provision for income taxes consisted of an amount for taxes currently payable and a provision for tax effects deferred to future periods. In 1997 the Company increased its statutory U.S. tax rate from 34% to 35%.

The provision (benefit) for income taxes for the years ended December 31, 1999, 1998 and 1997 was as follows:

                                                  DECEMBER 31,
                                    --------------------------------------
                                      1999           1998           1997
                                    --------       --------       --------
                                                (IN THOUSANDS)
Federal ......................      $  6,785       $ (4,081)      $  6,075
State and local ..............         1,290           (591)         1,457
Foreign taxes ................         2,278            882             71
                                    --------       --------       --------
                                    $ 10,353       $ (3,790)      $  7,603
                                    ========       ========       ========
Current ......................      $  9,444       $ (2,171)      $  9,643
Deferred .....................           909         (1,619)        (2,040)
                                    --------       --------       --------
                                    $ 10,353       $ (3,790)      $  7,603
                                    ========       ========       ========


The following reconciles the Company's effective tax rate to the federal statutory rate for the years ended December 31, 1999, 1998 and 1997:

                                                                               DECEMBER 31,
                                                                 --------------------------------------
                                                                   1999           1998           1997
                                                                 --------       --------       --------
                                                                             (IN THOUSANDS)
Income tax expense (benefit) per federal statutory rate ...      $  9,605       $ (5,224)      $  6,943
State income taxes, net of federal deduction ..............           839           (384)           846
Foreign sales corporation .................................          (331)            --           (209)
Nondeductible merger costs ................................          (228)           960             --
Nondeductible intangible and goodwill amortization ........           406            353            132
Nondeductible purchased in-process research and development            --             --          1,078
Other permanent items, net ................................          (121)          (128)           (37)
Effect of foreign taxes ...................................         1,000             80            275
Foreign operating loss with no benefit provided ...........            --            610             --
Change in valuation allowance .............................          (717)           107           (530)
Tax credits ...............................................          (100)          (164)          (511)
Other .....................................................            --             --           (384)
                                                                 --------       --------       --------
                                                                 $ 10,353       $ (3,790)      $  7,603
                                                                 ========       ========       ========


The Company's deferred income tax assets are summarized as follows:

                                                                     DECEMBER 31,                DECEMBER 31,
                                                                         1999         CHANGE        1998
                                                                       -------       -------       -------
                                                                                  (IN THOUSANDS)
Employee bonuses and commissions ................................      $    30       $  (164)      $   194
Warranty reserve ................................................          565           108           457
Bad debt reserve ................................................          211            (9)          220
Vacation accrual ................................................          506           211           295
Royalties .......................................................          280            87           193
Obsolete and excess inventory ...................................          887          (368)        1,255
Foreign operating loss carryforwards ............................           --        (1,253)        1,253
Research and development credit carryforwards ...................           --          (324)          324
Alternative minimum tax credit carryforwards ....................           --          (276)          276
Investment in LITMAS ............................................          343           112           231
Depreciation and amortization ...................................          473           237           236
Other ...........................................................          373            13           360
Less: Valuation allowance on foreign operating loss carryforwards           --           717          (717)
                                                                       -------       -------       -------
                                                                       $ 3,668       $  (909)      $ 4,577
                                                                       =======       =======       =======

The domestic versus foreign component of the Company's net income (loss) before income taxes at December 31, 1999, 1998 and 1997, was as follows:

                                                  DECEMBER 31,
                                    --------------------------------------
                                      1999           1998           1997
                                    --------       --------       --------
                                                (IN THOUSANDS)
Domestic .....................      $ 21,745       $(15,401)      $ 18,980
Foreign ......................         5,699            474            929
                                    --------       --------       --------
                                    $ 27,444       $(14,927)      $ 19,909
                                    ========       ========       ========


(12) RETIREMENT PLAN

The Company has a 401(k) Profit Sharing Plan which covers most full-time employees who have completed six months of full-time continuous service and are age eighteen or older. Participants may defer up to 20% of their gross pay up to a maximum limit determined by law. Participants are immediately vested in their contributions.

The Company may make discretionary contributions based on corporate financial results for the fiscal year. Effective January 1, 1998, the Company increased its matching contribution for participants in the 401(k) Plan up to a 50% matching on contributions by employees up to 6% of the employee's compensation. The Company's total contributions to the plan were approximately $831,000, $746,000 and $620,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Vesting in the profit sharing contribution account is based on years of service, with a participant fully vested after five years of credited service.

The Company also has a Money Purchase Pension Plan, which covers certain employees. This plan was frozen, effective July 1, 1998, and the Company is not required to make contributions to the plan for future years. The Company's contributions to this plan were $63,000 and $206,000 for 1998 and 1997, respectively. The Company made no contributions in 1999.


(13) COMMITMENTS AND CONTINGENCIES


CAPITAL LEASES

The Company finances a portion of its property and equipment under capital lease obligations at interest rates ranging from 7.63% to 24.7%. The future minimum lease payments under capitalized lease obligations as of December 31, 1999 are as follows:

                                                    (IN THOUSANDS)
2000 .............................................      $ 101
2001 .............................................         56
                                                        -----
        Total minimum lease payments .............        157
        Less -- amount representing interest .....        (11)
        Less -- current portion ..................       (100)
                                                        -----
                                                        $  46
                                                        =====


OPERATING LEASES

The Company has various operating leases for automobiles, equipment, and office and production space (Note 15). Lease expense under operating leases was approximately $4,825,000, $4,755,000 and $3,139,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

The future minimum rental payments required under noncancelable operating leases as of December 31, 1999 are as follows:

                                 (IN THOUSANDS)
                                    -------
2000 .........................      $ 4,782
2001 .........................        3,714
2002 .........................        3,131
2003 .........................        2,740
2004 .........................        2,428
Thereafter ...................       11,466
                                    -------
                                    $28,261
                                    =======

GUARANTEE

Subsequent to year-end, the Company extended a guarantee for a $2,500,000 bank term loan through March 31, 2000, entered into by a non-public entity that serves as a supplier to the Company. An officer of the Company serves as a director of such entity. The Company has received warrants to purchase shares of the supplier for providing this guarantee. No value has currently been assigned to these warrants.


(14) FOREIGN OPERATIONS

The Company operates in a single operating segment with operations in the U.S., Asia and Europe. The following is a summary of the Company's foreign operations:

                                                                           YEARS ENDED DECEMBER 31,
                                                                  -----------------------------------------
                                                                    1999            1998            1997
                                                                  ---------       ---------       ---------
                                                                                (IN THOUSANDS)
Sales:
  Originating in Japan to unaffiliated customers ...........      $  16,270       $   6,300       $  11,431
  Originating in Europe to unaffiliated customers ..........         12,724           8,489           7,487
  Originating in U.S. and sold to foreign customers ........         23,883          20,911          22,809
  Originating in U.S. and sold to domestic customers .......        137,263          94,636         141,520
  Originating in South Korea to unaffiliated customers .....          1,435              --              --
  Transfers between geographic areas .......................         24,053          10,304          14,523
  Intercompany eliminations ................................        (24,053)        (10,304)        (14,523)
                                                                  ---------       ---------       ---------
                                                                  $ 191,575       $ 130,336       $ 183,247
                                                                  =========       =========       =========
Income (loss) from operations:
  Japan ....................................................      $   1,758       $  (1,505)      $     (73)
  Europe ...................................................          2,379           1,722           1,488
  U.S ......................................................         21,953         (15,366)         19,029
  South Korea ..............................................            188            (186)             --
  Intercompany eliminations ................................           (389)            165            (303)
                                                                  ---------       ---------       ---------
                                                                  $  25,889       $ (15,170)      $  20,141
                                                                  =========       =========       =========
Identifiable assets:
  Japan ....................................................      $  13,967       $   6,039
  Europe ...................................................         11,950           5,073
  U.S ......................................................        339,059         123,246
  South Korea ..............................................          1,393             610
  Intercompany eliminations ................................        (47,308)        (31,362)
                                                                  ---------       ---------
                                                                  $ 319,061       $ 103,606
                                                                  =========       =========

Intercompany sales among the Company's geographic areas are recorded on the basis of intercompany prices established by the Company.


(15) RELATED PARTY TRANSACTIONS

The Company leases office and production spaces from a limited liability partnership consisting of certain officers of the Company and other individuals. The leases relating to these spaces expire in 2009 and 2011 with monthly payments of approximately $52,000 and $58,000, respectively.

The Company also leases other office and production space from another limited liability partnership consisting of certain officers of the Company and other individuals. The lease relating to this space expires in 2002 with a monthly payment of approximately $28,000.

Approximately $1,693,000, $1,359,000 and $1,320,000 was charged to rent expense attributable to these leases for the years ended December 31, 1999, 1998 and 1997, respectively.

The Company also leases office and production space from a shareholder. Approximately $197,000, $199,000 and $164,000 was charged to rent expense attributable to this lease for the years ended 1999, 1998 and 1997, respectively.

The Company leases, for business purposes, a condominium owned by a partnership of certain stockholders. The Company paid the partnership approximately $36,000 for each of the years ended December 31, 1999, 1998 and 1997, relating to this lease.

In prior years, certain stockholders of the Company exercised options to purchase shares of the Company's common stock in exchange for notes receivable in the amount of the exercise price. These notes receivable and accrued interest have been paid in full.

The Company has an unsecured note payable to a stockholder of $447,000, less current portion of $45,000, with interest at 7%, due November 1, 2002. The note is payable in installments of principal and interest of $75,000 in 2000, $135,000 in 2001 and $306,000 in 2002.


(16) MAJOR CUSTOMERS

The Company's sales to major customers (sales in excess of 10% of total sales) are to entities which are primarily manufacturers of semiconductor capital equipment and disk storage equipment and, for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                                            DECEMBER 31,
                                                       ----------------------
                                                       1999     1998     1997
                                                       ----     ----     ----
Customer A .......................................      31%      22%      30%
Customer B .......................................       7%       6%      11%
Customer C .......................................       6%      10%       4%
                                                        --       --       --
                                                        44%      38%      45%
                                                        ==       ==       ==


(17) FORWARD CONTRACTS

AE-Japan enters into foreign currency forward contracts to buy U.S. dollars to hedge its payable position arising from trade purchases and intercompany transactions with its parent. Foreign currency forward contracts reduce the Company's exposure to the risk that the eventual net cash outflows resulting from the purchase of products denominated in other currencies will be adversely affected by changes in exchange rates. Foreign currency forward contracts are entered into with a major commercial Japanese bank that has a high credit rating and the Company does not expect the counterparty to fail to meet its obligations under outstanding contracts. Foreign currency gains and losses under the above arrangements are not deferred. The Company generally enters into foreign currency forward contracts with maturities ranging from 1 to 4 months, with contracts outstanding at December 31, 1999, maturing through April 2000. At December 31, 1999, the Company held foreign forward exchange contracts with nominal amounts of $4,500,000 and market settlement amounts of $4,498,000 for an unrealized gain position of $2,000.


(18) STOCK PLANS

EMPLOYEE STOCK OPTION PLAN -- During 1993 the Company adopted an Employee Stock Option Plan (the "Employee Option Plan") which was amended and restated in September 1995, February 1998 and

February 1999. The Employee Option Plan allows issuance of incentive stock options, non-qualified options, and stock purchase rights. The exercise price of incentive stock options shall not be less than 100% of the stock's fair market value on the date of grant. The exercise price of non-qualified stock options shall not be less than 50% of the stock's fair market value on the date of grant. Options issued in 1999, 1998 and 1997 were issued at 100% of fair market value with typical vesting over three to five years. Under the Employee Option Plan, the Company has the discretion to accelerate the vesting period. The options are exercisable for ten years from the date of grant. The Company has reserved 5,625,000 shares of common stock for the issuance of stock under the Employee Option Plan, which terminates in June 2003.

In connection with the grant of certain stock options on June 30, 1995, the Company recorded $142,000 of deferred compensation for the difference between the deemed fair value for accounting purposes and the option price as determined by the Company at the date of grant. This amount is presented as a reduction of stockholders' equity and has been amortized over the 3-year vesting period of the related stock options.

EMPLOYEE STOCK PURCHASE PLAN -- In September 1995 stockholders approved an Employee Stock Purchase Plan (the "Stock Purchase Plan") covering an aggregate of 200,000 shares of common stock. Employees are eligible to participate in the Stock Purchase Plan if employed by the Company for at least 20 hours per week during at least five months per calendar year. Participating employees may have up to 15% (subject to a 5% limitation set by the Company) of their earnings or a maximum of $1,250 per six month period withheld pursuant to the Stock Purchase Plan. Common stock purchased under the Stock Purchase Plan will be equal to 85% of the lower of the fair market value on the commencement date of each offering period or the relevant purchase date. During 1999, 1998 and 1997, employees purchased an aggregate of 22,390, 20,264 and 8,186 shares under the Stock Purchase Plan, respectively.

NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN -- In September 1995 the Company adopted the 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan") covering 50,000 shares of common stock. In February 1999 the plan was amended to increase the number of shares of common stock issuable under such plan to 100,000 shares of common stock. The Directors Plan provides for automatic grants of non-qualified stock options to directors of the Company who are not employees of the Company ("Outside Directors"). Pursuant to the Directors Plan, upon becoming a director of the Company, each Outside Director will be granted an option to purchase 7,500 shares of common stock. Such options will be immediately exercisable as to 2,500 shares of common stock, and will vest as to 2,500 shares of common stock on each of the second and third anniversaries of the grant date. On each anniversary of the date on which a person became an Outside Director, an option for an additional 2,500 shares is granted. Such additional options vest on the third anniversary of the date of grant. Options will expire ten years after the grant date, and the exercise price of the options will be equal to the fair market value of the common stock on the grant date. The Directors Plan terminates September 2005.

The following summarizes the activity relating to options for the years ended December 31, 1999, 1998 and 1997:

                                                           1999                       1998                      1997
                                                  -----------------------       -------------------       -------------------
                                                                       (IN THOUSANDS, EXCEPT SHARE PRICES)
                                                                  Weighted-                   Weighted-                  Weighted-
                                                                  Average                     Average                    Average
                                                                  Exercise                    Exercise                   Exercise
                                                     Shares       Price         Shares        Price          Shares      Price
                                                     ------       -----         ------        -----          ------      -----
Stock options:
  Incentive stock options --
     Options outstanding at beginning of
       period ................................           1,987    $ 9.01             1,475    $ 7.02            1,017    $ 3.57
     Granted .................................             417     30.31               937     10.23              731     11.60
     Exercised ...............................            (487)     8.44              (219)     3.35             (225)     3.25
     Terminated ..............................             (67)    10.44              (206)     6.35              (48)     4.96
                                                       -------                      ------                     ------
     Options outstanding at end of period ....           1,850     13.90             1,987      9.01            1,475      7.02
                                                       =======                      ======                     ======
     Options exercisable at end of period ....             801      9.10               651      6.89              489      4.35
                                                       =======                      ======                     ======
Weighted-average fair value of
       options granted during the period .....    $      18.78                $       6.71                $       7.41
                                                  ============                ============                ============
     Price range of outstanding options ......    $0.67-$44.97                $0.67-$31.63                $0.67-$31.63
                                                  ============                ============                ============
     Price range of options terminated .......    $3.88-$28.16                $0.83-$12.75                $ 3.40-$9.00
                                                  ============                ============                ============
Non-employee directors stock options--
    Options outstanding at beginning of period              45    $12.18                25    $14.67                20   $ 9.82
    Granted ..................................              18     32.94                20      7.55                17    16.64
    Exercised ................................              (3)    11.05                --        --                (2)    7.13
    Terminated ...............................              --        --                --        --               (10)    9.82
                                                                                                               -------   ------
    Options outstanding at end of period .....              60     18.34                45     12.18                25    14.67
                                                       =======                      ======                      ======
    Options exercisable at end of period .....              22     17.27                15     11.40                 8    14.62
                                                       =======                      ======                      ======
Weighted-average fair value of options
     granted during the period ...............    $      20.11                $       4.93                $      11.43
                                                  ============                ============                ============
    Price range of outstanding options .......    $6.13-$36.94                $8.63-$29.88                $8.63-$31.63
                                                  ============                ============                ============
    Price range of options terminated ........    $         --                $         --                $6.13-$11.05
                                                  ============                ============                ============

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), defines a fair value based method of accounting for employee stock options or similar equity instruments. However, SFAS No. 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), provided that pro forma disclosures are made of net income or loss and net income or loss per share, assuming the fair value based method of SFAS No. 123 had been applied. The Company has elected to account for stock-based compensation plans under APB No. 25, under which no compensation expense is recognized.

For SFAS No. 123 purposes, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                               1999        1998        1997
                                              -------     -------     -------
Risk-free interest rates                        5.92%       5.06%       6.17%
Expected dividend yield rates ..........         0.0%        0.0%        0.0%
Expected lives .........................      4 years     4 years     4 years
Expected volatility ....................       77.33%      87.48%     101.16%

The total fair value of options granted was computed to be approximately $8,192,000, $6,056,000 and $4,912,000 for the years ended December 31, 1999,
1998 and 1997, respectively. These amounts are amortized ratably over the vesting period of the options. Cumulative compensation cost recognized in pro forma net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. Pro forma stock-based compensation, net of the effect of forfeitures and tax, was approximately $2,999,000, $2,033,000 and $906,000 for 1999, 1998 and 1997, respectively.

Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income would have been reduced to the following pro forma amounts:

                                                   1999                    1998                    1997
                                                ----------              ----------               ----------
                                                                   (IN THOUSANDS, EXCEPT
                                                                      PER SHARE DATA)
Net Income (Loss):
      As reported                               $   17,022              $  (11,137)              $   12,306
      Pro forma                                     13,839                 (11,550)                  11,150
Diluted Earnings (Loss) Per Share:
      As reported                               $     0.59              $    (0.41)              $     0.46
      Pro forma                                       0.48                   (0.43)                    0.42


Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

The following table summarizes information about the stock options outstanding at December 31, 1999:

                                                                  Options Outstanding                Options Exercisable
                                                               --------------------------           -------------------------
                                                               Weighted-
                                                                Average          Weighted-                           Weighted-
                                                               Remaining          Average                             Average
   Year             Range of                Number            Contractual         Exercise          Number           Exercise
 Granted         Exercise Prices         Outstanding             Life              Price          Exercisable          Price
 -------         ---------------         -----------             ----              -----          -----------          -----
1993 - 1994     $ 0.67  to $ 8.76             43,000           4.0 years          $  2.69            43,000           $  2.69
       1995     $ 2.57  to $11.05             40,000           5.0 years          $  6.42            39,000           $  6.42
       1996     $ 3.88  to $11.05            176,000           6.6 years          $  4.97           165,000           $  4.99
       1997     $ 7.13  to $31.63            468,000           6.9 years          $ 11.46           320,000           $ 11.16
       1998     $ 6.75  to $17.32            756,000           8.5 years          $ 10.03           241,000           $ 10.27
       1999     $17.32  to $44.97            427,000           9.3 years          $ 30.44            15,000           $ 33.06
                                           ---------           ---------          -------           -------           -------
                                           1,910,000           7.9 years          $ 14.22           823,000           $  9.39
                                           =========           =========          =======           =======           =======


(19) SUBSEQUENT EVENTS

NOAH HOLDINGS, INC. - On April 6, 2000, Noah Holdings, Inc. ("Noah"), a privately held, California-based manufacturer of solid state temperature control systems used to control process temperatures during semiconductor manufacturing, was merged with a wholly owned subsidiary of the Company. The Company issued approximately 687,000 shares of its common stock to the former shareholders of Noah, including approximately 33,000 shares issued for a financial advisory fee on Noah, which was accounted for as merger costs of the acquisition in fiscal 2000. Each share of Noah common stock was exchanged for 0.0577 of one share of the Company's common stock. In addition, outstanding Noah stock options were converted into options to purchase approximately 40,000 shares of the Company's common stock.

The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined balance sheet, statements of operations and cash flows of Noah as though it had always been part of the Company. There were no transactions between the Company and Noah prior to the combination, and immaterial adjustments were recorded at Noah to conform Noah's accounting policies. Certain reclassifications were made to conform the Noah financial statements to the Company's presentations. The results of operations for the separate companies and combined amounts presented in the consolidated financial statements follow:

                                                                     YEARS ENDED DECEMBER 31,
                                                      --------------------------------------------------------
                                                        1999                   1998                    1997
                                                      ---------              ---------               ---------
                                                                          (IN THOUSANDS)
Sales:
  Pre-Noah merger
    Advanced Energy ....................              $ 183,958              $ 124,698               $ 175,758
    Noah ...............................                  7,617                  5,638                   7,489
                                                      ---------              ---------               ---------
     Consolidated ......................              $ 191,575              $ 130,336               $ 183,247
                                                      =========              =========               =========

Net income (loss):
  Pre-Noah merger
    Advanced Energy ....................              $  16,838              $  (9,517)              $  12,056
    Noah ...............................                    184                 (1,620)                    250
                                                      ---------              ---------               ---------
     Consolidated ......................              $  17,022              $ (11,137)              $  12,306
                                                      =========              =========               =========

ENGINEERING MEASUREMENTS CO. - On July 6, 2000, the Company entered into a definitive agreement to acquire Engineering Measurements Company ("EMCO") in an exchange of stock. The shareholders and option holders of EMCO will receive approximately 900,000 shares of the Company's common stock in the transaction, which is subject to approval by EMCO's stockholders and certain other conditions. The Company believes the acquisition will be accounted for as a pooling of interests, and will operate EMCO as a wholly owned subsidiary. EMCO, a Longmont, Colorado-based company, manufactures electronic and electromechanical precision instruments for measuring and controlling the flow of liquids, steam and gases.

SEKIDENKO, INC. - On July 24, 2000, the Company entered into a definitive agreement to acquire Sekidenko, Inc. ("Sekidenko") in an exchange of stock ranging from 1.5 million to two million shares of the Company's common stock. The Company believes the acquisition will be accounted for as a pooling of interests, and will operate Sekidenko as a wholly owned subsidiary. Sekidenko, a Vancouver, Washington-based company, is a supplier of optical fiber thermometers to the semiconductor capital equipment industry.

                ADVANCED ENERGY INDUSTRIES, INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                         BALANCE AT
                                                         BEGINNING OF     ADDITIONS CHARGED                         BALANCE AT
                                                           PERIOD            TO EXPENSE          DEDUCTIONS        END OF PERIOD
                                                           ------            ----------          ----------        -------------
                                                                                     (IN THOUSANDS)
Year ended December 31, 1997:
  Inventory obsolescence reserve ............              $2,077              $4,526              $3,322              $3,281
  Allowance for doubtful accounts ...........                 382                 263                  58                 587
                                                           ------              ------              ------              ------
                                                           $2,459              $4,789              $3,380              $3,868
                                                           ======              ======              ======              ======
Year ended December 31, 1998:
  Inventory obsolescence reserve ............              $3,281              $6,712              $7,367              $2,626
  Allowance for doubtful accounts ...........                 587                 229                 194                 622
                                                           ------              ------              ------              ------
                                                           $3,868              $6,941              $7,561              $3,248
                                                           ======              ======              ======              ======
Year ended December 31, 1999:
  Inventory obsolescence reserve ............              $2,626              $5,254              $5,576              $2,304
  Allowance for doubtful accounts ...........                 622                  39                  84                 577
                                                           ------              ------              ------              ------
                                                           $3,248              $5,293              $5,660              $2,881
                                                           ======              ======              ======              ======

ITEM 7.       FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
EXHIBITS.

     EXH. NO.            DESCRIPTION
     --------            -----------
      23.1               Consent of Arthur Andersen, dated August 10, 2000
      23.2               Consent of KPMG, dated August 10, 2000
      27.1               Restated Financial Data Schedule



                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    August 10, 2000                    Advanced Energy Industries, Inc.




                                            By:     /s/ Douglas S. Schatz
                                                    ----------------------------
                                            Title:  Chairman of the Board and
                                                    Chief Executive Officer

                                 EXHIBIT INDEX

     EXH. NO.            DESCRIPTION
     --------            -----------
      23.1               Consent of Arthur Andersen, dated August 10, 2000
      23.2               Consent of KPMG, dated August 10, 2000